Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Amendment No. 4 to the Registration Statement on Form F-4 of Gammon Gold Inc. of our report dated March 29, 2010 relating to the consolidated financial statements of Nayarit Gold Inc., which appears in Amendment No. 1 to Capital Gold Corporation’s Current Report on Form 8-K dated October 13, 2010. We also consent to the reference to us under the heading “Independent Auditors” in such Amendment No. 4 to the Registration Statement.

We also consent to the incorporation by reference in this Amendment No. 4 to the Registration Statement on Form F-4 of Gammon Gold Inc. of our Comments by Auditors for U.S. Readers on Canada – U.S. Reporting Difference for Nayarit Gold Inc. dated March 29, 2010, which appears in Amendment No. 1 to Capital Gold Corporation’s Current Report on Form 8-K dated October 13, 2010.

/s/ PricewaterhouseCoopers LLP

Halifax, Canada
February 15, 2011